FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS
• Net Sales of $476.2 Million
• Net Earnings of $11.8 Million
• Diluted Earnings Per Share of $0.24

MANHATTAN BEACH, CA. – April 27, 2011 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2011

First quarter 2011 net sales were $476.2 million compared to $492.8 million in the first quarter of 2010. Operating income for the first quarter of 2011 was $14.7 million compared to $81.0 million in the first quarter of 2010. Net earnings for the first quarter of 2011 were $11.8 million versus net earnings of $56.3 million in the first quarter of 2010. Diluted earnings per share were $0.24 based on 49,280,000 weighted average shares outstanding as compared to net earnings per diluted share of $1.15 based on 48,742,000 weighted average shares outstanding.

“We view our first quarter 2011 sales of more than $475 million as a solid accomplishment and a testament to the strength of our core business. However, the difficult comparison against a record first quarter 2010, which benefitted from strong toning sales, resulted in a 3.4 percent decrease in our first quarter 2011 sales. International wholesale and retail sales improved in the first quarter 2011 by 37 percent and 51 percent respectively, but were offset by weak domestic wholesale and retail sales,” stated David Weinberg, chief operating officer and chief financial officer. “We believe the toning market is stabilizing as we continue to clear inventory and deliver fresh fitness styles. We do expect a difficult comparison to continue as we are again against a record second quarter 2010 especially given international sales are historically stronger in the first quarter. “

Gross profit for the first quarter of 2011 was $192.6 million or 40.4 percent of net sales compared to $237.4 million or 48.2 percent of net sales in the first quarter of last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “As always, we continue to innovate and develop new product with exciting marketing campaigns to support our efforts for men, women and kids. During this year’s Super Bowl, we aired one of our most-talked about television campaigns, which featured Kim Kardashian working out in SKECHERS. We also launched new television and print campaigns with Brooke Burke and Wayne Gretzky, and this month we saw these celebrities along with Ms. Kardashian and Karl Malone appear in print and mall advertisements across America and around the world. We recently shot several new commercials with our female celebrities, which will launch in the second quarter, capitalizing on the power of these stars, who will be appearing in our newest lines. Early reads on our new product is very positive, and we are eager to deliver fresh product for men and women. We also introduced two new lines for girls, and will be supporting them with animated commercials later this quarter. In addition, key accounts are visiting our offices this week and are viewing product that we will launch in Holiday 2011 and Spring 2012. We believe the enthusiasm for our product by both retailers and consumers remains strong, and we are looking forward to the second half of 2011.”

David Weinberg, SKECHERS chief operating officer and chief financial officer, stated: “Our first quarter 2011 sales and margins are in line with our expectations given the current retail environment, changes in trends and our excess inventory position, which we are continuing to work through. Our inventory increased by approximately $187 million since first quarter 2010, but decreased by $22 million since year-end 2010. We believe both our sales and margins will improve in the second half of the year as we continue to realize the benefits of reducing older inventory and delivering exciting new styles. We are also carefully reviewing our expense structure and expect to reduce costs and achieve significant operating economies over the next several quarters, positioning the Company for greater profitability in the future. We plan to strategically open another 25 to 30 company-owned SKECHERS stores this year, believe international will continue to grow and our brand remains strong, and we expect improvements to profitability in the latter half of the year.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2010. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$197,898	$233,558
Trade accounts receivable, net	320,177	266,057
Other receivables	10,427	9,650

Total receivables	330,604	275,707
Inventories	376,189	398,588
Prepaid expenses and other current assets	48,650	53,791
Deferred tax assets	11,720	11,720

Total current assets	965,061	973,364
Property and equipment, at cost less accumulated	329,699	293,802
depreciation and amortization
Intangible assets, less applicable amortization	6,982	7,367
Deferred tax assets	12,323	12,323
Other assets, at cost	18,000	17,938

TOTAL ASSETS	$1,332,065	$1,304,794

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$5,130	$11,984
Short-term borrowings	34,390	18,346
Accounts payable	250,230	246,595
Accrued expenses	24,429	30,385

Total current liabilities	314,179	307,310
Long-term borrowings, excluding current installments	50,396	51,650

Total liabilities	364,575	358,960
Equity:
Skechers U.S.A., Inc. equity	929,128	908,203
Noncontrolling interests	38,362	37,631

Total equity	967,490	945,834

TOTAL LIABILITIES AND EQUITY	$1,332,065	$1,304,794

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$476,234	$492,764
Cost of sales	283,624	255,346

Gross profit	192,610	237,418
Royalty income	1,648	385

	194,258	237,803

Operating expenses:
Selling	37,560	34,309
General and administrative	141,983	122,487

	179,543	156,796

Income from operations	14,715	81,007
Other income (expense):
Interest, net	(1,378)	713
Other, net	349	209

	(1,029)	922

Earnings before income taxes	13,686	81,929
Income tax expense	1,533	25,806

Net income	12,153	56,123
Less: Net income (loss) attributable to noncontrolling interest	345	(173)

Net earnings attributable to Skechers U.S.A., Inc.	$11,808	$56,296

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.24	$1.20

Diluted	$0.24	$1.15

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	48,243	46,781

Diluted	49,280	48,742